                                                                 EXHIBIT 10.34


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                            ASSET PURCHASE AGREEMENT


                                  by and among



                          CENTRAL TEXAS EQUIPMENT CO.

                   H. C. BELL, JOHN SHARKEY, CAROLYN SHARKEY,
                  SARA SHARKEY, MAX RYCHLIK AND ANDREW TEWELL

                                      and


                            CRESCENT OPERATING, INC.





                                 April 30, 1998


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
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ASSET PURCHASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I

       TERMS OF THE TRANSACTION   . . . . . . . . . . . . . . . . . . . . . .  1
       1.1  Assets to be Transferred  . . . . . . . . . . . . . . . . . . . .  1
       1.2  Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . .  5
       1.3  Instruments of Conveyance   . . . . . . . . . . . . . . . . . . .  5
       1.4  Purchase Price and Payment  . . . . . . . . . . . . . . . . . . .  5
       1.5  Adjustment of Purchase Price  . . . . . . . . . . . . . . . . . .  6
       1.6  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . .  7
       1.7  Liabilities Assumed by Buyer  . . . . . . . . . . . . . . . . . .  7
       1.8  Liabilities Not Assumed by Buyer  . . . . . . . . . . . . . . . .  8

ARTICLE II

       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF
       SELLER AND THE SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . .  9
       3.1    Corporate Organization  . . . . . . . . . . . . . . . . . . . .  9
       3.2    Qualification   . . . . . . . . . . . . . . . . . . . . . . . .  9
       3.3    Authority Relative to This Agreement  . . . . . . . . . . . . .  9
       3.4    Noncontravention  . . . . . . . . . . . . . . . . . . . . . . .  9
       3.5    Governmental Approvals  . . . . . . . . . . . . . . . . . . . . 10
       3.6    Exclusive Operation of Business   . . . . . . . . . . . . . . . 10
       3.7    Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . 10
       3.8    Financial Statements  . . . . . . . . . . . . . . . . . . . . . 10
       3.9    Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . 11
       3.10  Absence of Certain Changes   . . . . . . . . . . . . . . . . . . 11
       3.11  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       3.12  Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . 12
       3.13  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . 12
       3.14  Sufficiency and Condition of Assets  . . . . . . . . . . . . . . 12
       3.15  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . 13
       3.16  Tangible Personal Property   . . . . . . . . . . . . . . . . . . 14
       3.17  Leased Property  . . . . . . . . . . . . . . . . . . . . . . . . 14
       3.18  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       3.19  Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       3.20 Intellectual Property   . . . . . . . . . . . . . . . . . . . . . 15

       3.21  Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       3.22  Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       3.23  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       3.24  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . 16
       3.25  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . 17
       3.26  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       3.27  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       3.28  Financial Requirements   . . . . . . . . . . . . . . . . . . . . 18
       3.29  Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . 18
       3.30  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . 19
       3.31  Illegal Payments   . . . . . . . . . . . . . . . . . . . . . . . 19
       3.32  Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . 19
       3.33  Investment Experience  . . . . . . . . . . . . . . . . . . . . . 19
       3.34  Restricted Securities  . . . . . . . . . . . . . . . . . . . . . 19
       3.35  Legend   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       3.36  Brokerage Fees   . . . . . . . . . . . . . . . . . . . . . . . . 20
       3.37  Representations and Warranties on Closing Date   . . . . . . . . 20

ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . 20
       4.1  Corporate Organization  . . . . . . . . . . . . . . . . . . . . . 20
       4.2  Authority Relative to This Agreement  . . . . . . . . . . . . . . 21
       4.3  Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . 21
       4.4  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . 21
       4.5  Buyer Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       4.6  Brokerage Fees  . . . . . . . . . . . . . . . . . . . . . . . . . 22
       4.8  Representations and Warranties on Closing Date  . . . . . . . . . 22

ARTICLE V

       CONDUCT OF BUSINESS PENDING CLOSING  . . . . . . . . . . . . . . . . . 22
       5.1  Conduct and Preservation of Business  . . . . . . . . . . . . . . 22
       5.2  Restrictions on Certain Actions   . . . . . . . . . . . . . . . . 23

ARTICLE VI

       ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . 25
       6.1  Access to Information   . . . . . . . . . . . . . . . . . . . . . 25
       6.2  Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . 25
       6.3  Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . 25
       6.4  Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . 25
       6.5  Employee and Employee Benefit Plan Matters  . . . . . . . . . . . 25
       6.6  [Intentionally omitted.]  . . . . . . . . . . . . . . . . . . . . 26
       6.7  Uncollected Receivables   . . . . . . . . . . . . . . . . . . . . 26
       6.8  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       6.9  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . 26

       6.10  Notice of Litigation   . . . . . . . . . . . . . . . . . . . . . 27
       6.11  Change of Corporate Name   . . . . . . . . . . . . . . . . . . . 27
       6.12  Notification of Certain Matters  . . . . . . . . . . . . . . . . 27
       6.13  Access to Records After Closing  . . . . . . . . . . . . . . . . 27
       6.14  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . 28
       6.15  Taxes; Other Charges   . . . . . . . . . . . . . . . . . . . . . 28
       6.16  Agreement Regarding Current Public Information   . . . . . . . . 29
       6.17  Survival of Covenants  . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VII

       CONDITIONS TO OBLIGATIONS OF SELLER  . . . . . . . . . . . . . . . . . 29
       7.1  Representations and Warranties True   . . . . . . . . . . . . . . 29
       7.2  Covenants and Agreements Performed  . . . . . . . . . . . . . . . 29
       7.3  Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       7.4  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . 29
       7.5  Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . 29
       7.6  Other Documents   . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VIII

       CONDITIONS TO OBLIGATIONS OF BUYER   . . . . . . . . . . . . . . . . . 30
       8.1    Representations and Warranties True   . . . . . . . . . . . . . 30
       8.2    Covenants and Agreements Performed  . . . . . . . . . . . . . . 30
       8.3    Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . 30
       8.4    Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . 31
       8.5    Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . 31
       8.6    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       8.7    No Material Adverse Change  . . . . . . . . . . . . . . . . . . 31
       8.8    Employment Agreement  . . . . . . . . . . . . . . . . . . . . . 31
       8.9    Due Diligence   . . . . . . . . . . . . . . . . . . . . . . . . 31
       8.10  Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE IX

       TERMINATION, AMENDMENT, AND WAIVER   . . . . . . . . . . . . . . . . . 32
       9.1  Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       9.2  Effect of Termination   . . . . . . . . . . . . . . . . . . . . . 33
       9.3  Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       9.4  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       9.5  Remedies Not Exclusive  . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE X

       SURVIVAL OF REPRESENTATIONS;INDEMNIFICATION  . . . . . . . . . . . . . 33
       10.1  Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

       10.2  Indemnification by Seller and Shareholder  . . . . . . . . . . . 33
       10.3  Indemnification by Buyer   . . . . . . . . . . . . . . . . . . . 34
       10.4  Procedure for Indemnification  . . . . . . . . . . . . . . . . . 35

ARTICLE XI

       REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.1  Right to Participate in Registration   . . . . . . . . . . . . . 35
       11.2  Registration Procedures  . . . . . . . . . . . . . . . . . . . . 36
       11.3  Required Information   . . . . . . . . . . . . . . . . . . . . . 37
       11.4  Expenses of Registration   . . . . . . . . . . . . . . . . . . . 37
       11.5  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE XII

       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       12.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       12.2    Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . 38
       12.3    Binding Effect; Assignment; No Third Party Benefit   . . . . . 38
       12.4    Severability   . . . . . . . . . . . . . . . . . . . . . . . . 39
       12.5    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . 39
       12.6    Further Assurances   . . . . . . . . . . . . . . . . . . . . . 39
       12.7    Descriptive Headings   . . . . . . . . . . . . . . . . . . . . 39
       12.8    Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       12.9    References   . . . . . . . . . . . . . . . . . . . . . . . . . 39
       12.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 39
       12.11  Joint and Several Liability   . . . . . . . . . . . . . . . . . 39
       12.12  Injunctive Relief   . . . . . . . . . . . . . . . . . . . . . . 40
       12.13  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE XIII

       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       13.1  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . 40
       13.2  Certain Additional Defined Terms   . . . . . . . . . . . . . . . 42

                            ASSET PURCHASE AGREEMENT


       ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 30, 1998, by and among Central Texas Equipment Co., a Texas corporation ("Seller"), Crescent Operating, Inc., a Texas corporation ("Buyer"), H.C. Bell ("Bell"), John Sharkey ("J. Sharkey"), Carolyn Sharkey ("C. Sharkey"), Sara Sharkey ("S. Sharkey"), Max Rychlik (Rychlik") and Andrew Tewell ("Tewell") (Bell, J. Sharkey, C. Sharkey, S. Sharkey, Rychlik and Tewell sometimes collectively referred to as the "Shareholders" and individually, a "Shareholder").

       WHEREAS, Seller is engaged in the business of buying, selling, servicing, and leasing equipment and machinery (the "Business"); and

       WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all the assets of the Business, upon the terms and subject to the conditions herein set forth;

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                            TERMS OF THE TRANSACTION

       1.1 Assets to be Transferred. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, deliver, and convey (collectively, "transfer"), or cause to be transferred, to Buyer, and Buyer shall purchase from Seller, all assets and properties of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located, which are owned by Seller or in which Seller has any right, title, or interest, and which are used or held for use by Seller in the conduct of the Business as the same shall exist on the Closing Date (except for the excluded assets described in Section
1.2 below), including, without limitation, the following assets and properties of Seller existing on the Closing Date:

              (a) Balance Sheet Assets. All assets and properties reflected on the Latest Balance Sheet, plus all items of a nature customarily carried as assets in the accounts of the Business which are acquired by Seller in the ordinary course of the operation of the Business between the date of the Latest Balance Sheet and the Closing, less any items which are disposed of or consumed in the ordinary course of the operation of the Business between the date of the Latest Balance Sheet and the Closing.

              (b) Owned Real Property. All those certain plots, tracts, or parcels of land located in Travis County, Texas and more particularly described on Schedule 1.1(b) (the "Owned Real Property").

              (c) Fixtures and Improvements. All plants, factories, warehouses, storage facilities, buildings, works, structures, fixtures, landings, construction in progress, improvements, betterments, installations, and additions constructed, erected, or located on or attached or affixed to the Owned Real Property.

              (d) Realty Rights. All tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges, and appurtenances belonging, pertaining, or relating to the Owned Real Property, any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water, or other utility facilities relating to the Owned Real Property, including without limitation all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title, and interest of Seller, if any, in, to, and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights, and mineral interests adjoining, upon, above, in, under, or pertaining to the Owned Real Property, all options and rights to purchase or otherwise acquire real property that is adjacent to or nearby the Owned Real Property, and all claims or demands whatsoever of Seller, either in law or in equity, with respect to the Owned Real Property, including without limitation any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a changing of the grade with respect to same. The Owned Real Property is sometimes hereinafter referred to collectively as the "Real Property".

              (e)  [Intentionally omitted.]

              (f) Vehicles. All the trucks, trailers, and other certificated vehicles described on Schedule 1.1(f).

              (g) Furniture and Equipment. All furniture, equipment, machinery, materials, vehicles, rolling stock, apparatus, tools, dies, implements, appliances, spare parts, supplies, and other tangible personal property of every kind, character, and description (other than the vehicles referred to in Section 1.1(f) and the inventories referred to in Section 1.1(h)) owned by Seller and located on, or used at or primarily in connection with, or in route to, the Real Property, or used primarily in connection with the Business, as of the Closing;

              (h) Inventories. All of Seller's inventories located on, or used at or primarily in connection with, or in route to, the Real Property, or used primarily in connection with the Business, as of the Closing, including without limitation finished goods, work-in-process, raw materials, supply inventories, and other inventories.

              (i) Computers. All of Seller's computer equipment and hardware, including without limitation all central processing units, terminals, disk drives, software, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, located on, or used at or primarily in connection with, the Real Property, or used primarily in connection with the Business, as of the Closing, and specifically including without limitation the computer equipment and hardware described on Schedule 1.1 (i).

              (j) Accounts Receivable. All accounts receivable of Seller and all other rights of Seller to payment for goods sold or leased or for services rendered, arising in the ordinary course of the operation of the Business, including without limitation those which are not evidenced by instruments or chattel paper, whether or not earned by performance or written off or reserved against as a bad debt or doubtful account in any financial statements; together with all instruments and documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security, and guaranties in favor of Seller with respect to any of the foregoing, including without limitation any right of stoppage in transit.

              (k) Intellectual Property. All of Seller's rights in Intellectual Property relating to, or used in connection with the operation of, the Business, including without limitation the Intellectual Property described on Schedule 1.1(k), and all rights to recover for infringement thereon.

              (l) Corporate Name. All right, title, and interest of Seller in and to the name "Central Texas Equipment Co." and any derivatives thereof, together with any goodwill associated with such name.

              (m) Permits. All right, title, and interest of Seller in, to, and under all assignable or transferable Permits relating to, or used in connection with the operation of, the Business or relating to the construction, use, operation, or enjoyment of the Assets, including without limitation the Permits described on Schedule 1.1(m).

              (n) Personal Property Leases. All right, title, and interest of Seller in, to, and under the personal property leases described on
       Schedule 1.1(n), and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action, and options in favor of Seller relating or pertaining to such leases or any thereof.

              (o) Contracts. All right, title, and interest of Seller in, to and under the contracts and agreements described on Schedule 1.1(o), and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action, and options in favor of Seller relating or pertaining to such contracts and agreements or any thereof.

              (p) Prepaid Expenses. All right, title, and interest of Seller in and to all prepaid rentals and other prepaid expenses arising from payments made by Seller in the ordinary course of the operation of the Business prior to the close of business on the Closing Date for goods or services where such goods or services have not been received by Seller by the close of business on the Closing Date.

              (q) Backlog Orders. All Seller's backlog of orders for products manufactured or sold by Seller in the ordinary course of the Business, which are (i) accepted by

       Seller in the ordinary course of the Business prior to the Closing or
       (ii) listed in Schedule 1.1(q) and, in each case, not invoiced or shipped prior to the Closing.

              (r) Books and Records. All books, records, papers, and instruments of Seller of whatever nature and wherever located that relate to the Assets or the operation of the Business, including without limitation all financial and accounting records and all books and records relating to employees, the purchase of materials, supplies, and services, product research and development, the leasing or sale of products, and dealings with customers, vendors, and suppliers of the Business, and including computerized books and records and other computerized storage media and the software (including documentation and object and source codes) used in connection therewith, provided that Seller shall be entitled to retain copies of any such books and records that are necessary for its tax, accounting, or legal purposes.

              (s) Customer and Supplier Data. All customer lists and customer data, vendor lists and vendor data, supplier lists and supplier data, and sales and promotional material and other sales-related material relating to, or used in connection with the operation of, the Business.

              (t) Surveys, Maps, and Diagrams. All surveys, maps, and building and machinery diagrams and plans of Seller relating to the Assets.

              (u) Bonds and Deposits. All right, title, and interest of Seller in and to all transferable bonds, deposits, and financial assurance requirements made by Seller or its predecessors in title (or its or their agents) with any Governmental Entity, utility company, or other person relating to the construction, use, operation, or enjoyment of the Assets or the Business.

              (v) Other Rights. All rights, claims, and causes of action of Seller against third parties (including Seller's predecessors in title to the Assets) in respect of the Business or the Assets, including without limitation insurance claims, unliquidated rights under manufacturers' and vendors' warranties, rights of recovery, set offs, and credits, except to the extent such rights, claims and causes of action relate to a matter for which Seller is liable under this Agreement.

              (w) Warranty Claims. All rights, claims, and causes of action of Seller under or pursuant to all warranties, representations, indemnifications, hold harmless provisions, and guarantees made by suppliers, licensors, manufacturers, contractors, and others (including Seller's predecessors in title to the Assets) in respect of the Business or the Assets, except to the extent such rights, claims and causes of action relate to a matter for which Seller is liable under this Agreement.

              (x) Goodwill. All goodwill associated with, and the going concern value of, the Business.

All the assets and properties being transferred to Buyer pursuant to this Agreement are collectively referred to herein as the "Assets". The global nature of the descriptions of the

Assets in Sections 1.1(c), (d), (e), (k), (p), (t), (u), (v) and (w) above does not imply a representation or warranty that Seller necessarily owns all of the items included in such global descriptions.

       1.2 Excluded Assets. Notwithstanding any provision contained in this Agreement to the contrary, the following assets and properties of Seller shall be excluded from the Assets to be transferred to Buyer hereunder:

              (a)  the assets and properties of Seller described on Schedule
       1.2;

              (b) all cash and cash equivalents, marketable securities, and other investments;

              (c) any Assets sold or otherwise disposed of by Seller in the ordinary course of the operation of the Business and not in violation of the provisions of this Agreement during the period commencing on the date of this Agreement and ending on the Closing Date;

              (d) the articles of incorporation and bylaws of Seller and all minutes, capital stock ledgers, corporate seals, and other similar corporate instruments of Seller;

              (e) any rights of Seller under or pursuant to contracts and agreements not assumed by Buyer pursuant to Section 1.7; and

              (f)  all rights of Seller under or pursuant to this Agreement.

       1.3 Instruments of Conveyance. In order to effectuate the transfer of the Assets contemplated by Section 1.1, at the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer, dated the Closing Date, all such general warranty deeds (in recordable form), bills of sale, certificates of title, and other documents or instruments of assignment, transfer, or conveyance as Buyer shall reasonably deem necessary or appropriate to vest in or confirm to Buyer good and indefeasible title to the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

       1.4 Purchase Price and Payment. In consideration of the transfer by Seller to Buyer of the Assets, in addition to the assumption of the Assumed Liabilities, and subject to adjustment pursuant to Section 1.5 below, at the Closing Buyer shall pay to Seller the aggregate purchase price of Five Million Two Hundred Seventy Thousand Six Hundred Twelve Dollars ($5,270,612.00) (the "Purchase Price"). The Purchase Price shall be paid by (a) Buyer's payment to Seller of Two Million Six Hundred Thirty-Five Thousand Three Hundred Six Dollars ($2,635,306.00) in cash in immediately available funds by confirmed wire transfer to a bank account to be designated by Seller (such designation to occur no later than the third business day prior to the Closing Date) (such payment, the "Cash Portion of the Purchase Price"), and (b) Buyer's delivery to Seller of shares of Buyer's Common Stock, par value $0.01 per share, the number of which shares (the "Buyer Shares") to be equal to $2,635,306.00 divided by the "Current Market Price" of the Common Stock. For purposes of the foregoing,
(i) the "Current Market Price" of the Common Stock shall mean $20.50 per share. In the event the foregoing formula would result in the issuance of a fractional share of Common Stock to Seller, Buyer shall pay Seller cash at the Closing in lieu of such fractional share.

       1.5 Adjustment of Purchase Price.

              (a) The Purchase Price to be paid at Closing under Section 1.4 (before adjustment) is based in part on the aggregate balance reported on Schedule 1.5(a) (the "Pre-Closing Statement") which represents the net working capital, debt and equipment of Seller for the purposes of this agreement ("Net Working Capital, Debt and Equipment"). The amounts reflected in Schedule 1.5(a) are (i) the agreed upon value of equipment of the Seller as of April 24, 1998; (ii) the agreed upon value of parts inventory of the Seller as of December 31, 1997; and (iii) Seller's good faith estimate of the accounts receivable, certain accrued expenses and liabilities as recorded on the books and records of Seller as of April 30, 1998. The Cash Portion of the Purchase Price will be adjusted (either up or down) based on the aggregate net change in the Net Working Capital, Debt and Equipment as of the Closing Date. The Net Working Capital, Debt and Equipment reflected on the Pre-Closing Statement will be adjusted as follows:

                     (x) The amount allocated to equipment will be adjusted by deducting the value of equipment reflected on the Pre-Closing statement which is sold or disposed of prior to the Closing Date, and by adding Seller's cost (including freight) of equipment acquired prior to the Closing Date.

                     (y) The accounts receivable, accrued expenses and liabilities will be adjusted to equal the amount of accounts receivable and liabilities as of the Closing Date, calculated in accordance with GAAP.

                     (z) The amount of parts inventory will not be adjusted unless Buyer conducts (at Buyer's expense) an inventory of the parts inventory (in which Seller may participate) and the actual cost of parts on hand on the Closing date differs from the value thereof on the Pre-Closing Statement by 15%, or more, in which case the amount of the actual inventory will be utilized.

       If, upon completion of the procedures set forth in Section 1.5(b) below, it is finally determined that (i) the Net Working Capital, Debt and Equipment as of the Closing Date is greater than the Net Working Capital, Debt and Equipment as shown on the Pre-Closing Statement, then the Cash Portion of the Purchase Price shall be increased by the amount of such difference in cash, and Buyer shall pay to Seller the amount of such difference within ten (10) days after such final determination, or
       (ii) the Net Working Capital, Debt and Equipment as of the Closing Date is less than the Net Working Capital, Debt and Equipment as shown on the Pre-Closing Statement, then the Cash Portion of the Purchase Price shall be decreased by the amount of such difference, and Seller shall pay to Buyer the amount of such difference in cash within ten (10) days after such final determination.

              (b) Within sixty (60) days after the Closing, Buyer will prepare and deliver to Seller a statement of the Net Working Capital, Debt and Equipment as of the close of business on the Closing Date (the "Closing Statement"), which statement shall be prepared in accordance with Sections 1.5(a)(x), 1.5(a)(y) and 1.5(a)(z). If, within thirty (30) days following delivery of the Closing Statement to Seller, Seller has not given Buyer notice of its objection to the Closing Statement (such notice must contain a detailed statement of the basis of Seller's objection), then the Net Working Capital, Debt and Equipment reflected in the Closing Statement will be used in computing the adjustment to the Cash Portion of the Purchase Price. If Seller gives Buyer such notice of objection and the parties are unable to resolve the subject of such objection within fifteen (15) days after such notice, then the issues in dispute will be submitted to Coopers & Lybrand, LLP, certified public accounts (the "Accountants"), for resolution with instructions to the Accountants to resolve such dispute within forty-five (45) days. If issues in dispute are submitted to the Accountants for resolution (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will, in the absence of fraud, be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear 50% of the fees and expenses of the Accountants for such determination. The final determination of the Net Working Capital, Debt and Equipment as of the close of business on the Closing Date shall occur on the earliest of (A) thirty (30) days after delivery of the Closing Statement to Seller without objection, (B) written agreement of Seller and Buyer to the Closing Statement or any modification thereof, or (C) written determination by the Accountants.

       1.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Schedule 1.6. Seller and Buyer shall report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code) in a manner consistent with such allocation.

       1.7 Liabilities Assumed by Buyer. As further consideration for the transfer of the Assets to Buyer, Buyer agrees, upon the terms and subject to the conditions set forth herein, to assume, at the Closing, and thereafter to pay, perform, and discharge, the following liabilities and obligations of Seller (but only such liabilities and obligations):

              (a) all liabilities and obligations of Seller set forth on the Closing Statement to the extent so set forth (excluding liabilities for income taxes);

              (b) all obligations of Seller to pay the principal of and accrued interest on and to perform the obligations under the indebtedness of Seller described in the Pre-Closing Statement; and

              (c) all obligations of Seller accruing from and after the Closing Date under the leases, contracts, and agreements described in Schedules 1.1(e), 1.1(n) 1.1(o) and 1.1(q).

All the liabilities and obligations being assumed by Buyer pursuant to this Section are collectively referred to herein as the "Assumed Liabilities".

       1.8 Liabilities Not Assumed by Buyer. Buyer shall not assume or take title to the Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of Seller (whether or not referred to in any Schedule or Exhibit hereto), except as specifically provided in Section 1.7, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities and obligations that Seller has or may have in the future (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due), other than the Assumed Liabilities, shall be and remain the liabilities and obligations of Seller. Without limiting the generality of the foregoing, Buyer shall not assume or take title to the Assets subject to, or in any way be liable or responsible for: (a) the liabilities and obligations of Seller described on Schedule 1.8;
(b) any liabilities and obligations of Seller in respect of the claims or Proceedings described on Schedule 1.8; (c) any liabilities and obligations of Seller relating to the excluded assets described in Section 1.2; (d) any liability or obligation of Seller in respect of any express or implied representation, warranty, agreement, or guaranty made (or claimed to have been made) by Seller, or imposed (or asserted to be imposed) by operation of law, in respect of any products or equipment leased, produced, distributed, or sold by Seller in connection with the Business on or prior to the Closing Date; (e) any liability or obligation of Seller existing at or arising after the Closing Date under any leases, contracts, agreements, or Permits included in the Assets which results from the breach, default, or wrongful action or inaction of Seller prior to the close of business on the Closing Date; (f) any liability or obligation of Seller resulting from or relating to the employment relationship between Seller and any of Seller's present or former employees engaged in connection with the ownership or operation of the Assets or the termination of any such employment relationship, including without limitation severance pay and other similar benefits, if any, and any claims filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any such present or former employee relating to the employment or termination of employment of any such employee by Seller, including without limitation any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation, or workers' compensation;
(g) any liability or obligation of Seller in respect of any agreement, trust, plan, fund, or other arrangement under which benefits or employment is provided for any of Seller's present or former employees engaged in connection with the ownership or operation of the Assets; or (h) any income Tax liabilities or deficiencies, whether federal, state, or local, and any ad valorem property Taxes, in each such case to the extent applicable to periods ending on or prior to the Closing Date, except for ad valorem taxes for the period prior to the Closing Date included in the Assumed Liabilities. For purposes of this Section, references to Seller shall include its predecessors in title.

                                   ARTICLE II

                                    CLOSING

       The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Sneed, Vine & Perry, P.C. in Austin, Texas at 9:00 a.m., local time, on April 30, 1998 or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date". All Closing transactions shall be deemed to have occurred simultaneously. The Closing shall be deemed to be effective for accounting purposes as of the close of business on the Closing Date.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                          SELLER AND THE SHAREHOLDERS

       Seller and each Shareholder jointly and severally represent and warrant to Buyer that:

       3.1 Corporate Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate the Assets and to carry on the Business as now being conducted. No actions or proceedings to dissolve Seller are pending.

       3.2 Qualification. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth on Schedule 3.2, which are all the jurisdictions in which it owns, leases, or operates the Assets or in which such qualification or licensing is required for the conduct of the Business.

       3.3 Authority Relative to This Agreement. Seller and each Shareholder have full power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which each is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller and Each Shareholder of this Agreement and the Ancillary Documents to which each is a party, and the consummation by each of them of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Seller and each Shareholder and constitutes, and each Ancillary Document executed or to be executed by them has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each such party, enforceable against such party in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

       3.4 Noncontravention. The execution, delivery, and performance by Seller and each Shareholder of this Agreement and the Ancillary Documents to which each is a party and the consummation by each of them of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Seller, (ii) except as set forth in Schedule 3.4, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller or any Shareholder is a party or by which Seller, any Shareholder, the Business, or any of the Assets may be bound or any Permit held by Seller or the Business, (iii) result in the creation or imposition of any Encumbrance upon any of the Assets, or (iv) assuming compliance with the matters referred to in Section 3.5, violate any Applicable Law binding upon Seller, any Shareholder, the Business, or any of the Assets, except, in the case of clause (ii) above, for (A) such consents, approvals, authorizations, and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers, and notices that are disclosed on Schedule 3.4. Buyer understands, and accepts the risk that the manufacturers have the right to elect not to continue to do business with Buyer after the Closing. Seller will use commercially reasonable efforts to assist Buyer's efforts to maintain those relationships, but will have no liability if any of those relationships are terminated after the Closing.

       3.5 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement and the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) as set forth on
Schedule 3.5; and (ii) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

       3.6 Exclusive Operation of Business. Seller does not have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture, or other entity which is involved, directly or indirectly, in the conduct of the Business, and the Business is conducted solely and exclusively by Seller.

       3.7 Title to Assets. Except as set forth below, Seller is the owner of, and has good and indefeasible title to, all the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. Upon Seller's transfer of the Assets to Buyer pursuant to this Agreement, Buyer will have good and indefeasible title to all the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. Except as disclosed on Schedule 3.7, no financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any of the Assets has been filed and is effective in any jurisdiction, and Seller has not signed any such financing statement (or other instrument) or any mortgage or security agreement authorizing any secured party thereunder to file any such financing statement (or other instrument). The representations and warranties in this
Section 3.7 are qualified as follows: (a) NationsBank and H. C. Bell have liens on the Owned Real Property to secure indebtedness payable to them; (b) NationsBank, Ingersoll Rand and H. C. Bell have security interests in equipment financed by them; and (c) the items of equipment on the Pre-Closing Statement marked with an asterisk are subject to lease purchase agreements, and other items of equipment are subject to rental agreements.

       3.8 Financial Statements. Seller has delivered to Buyer accurate and complete copies of (i) Seller's audited balance sheet as of December 31, 1997 and the related audited statements of income, stockholders' equity, and cash flows for the year then ended, and the notes and schedules thereto, together with the unqualified report thereon (except as to Seller's employee pension plan) of David Erickson & Co., P.C., independent public accountants (the "Audited Financial Statements"), and (ii) Seller's compiled balance sheet as of February 28, 1998 (the "Latest Balance Sheet"), and the related compiled statements of income and stockholders' equity for the two-month period then ended (the "Unaudited Financial Statements"), certified by Seller's chief financial officer (collectively, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of Seller in conformity with GAAP, except that the Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by GAAP, and (iii) accurately, completely, and fairly present Seller's financial position as of the respective dates thereof and its results of operations and cash flows for the periods then ended in all material respects. The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, nor have there been any transactions since [December 31, 1997] giving rise to special or nonrecurring income or any such write-up or revaluation.

       3.9 Liabilities. Except as otherwise expressly disclosed in this Agreement or any Schedule hereto, Seller has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due), except (i) liabilities reflected on the Latest Balance Sheet, (ii) liabilities described in the notes accompanying the Audited Financial Statements, (iii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort, or infringement), (iv) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), and (v) liabilities specifically set forth on Schedule 3.9.

       3.10 Absence of Certain Changes. Except as disclosed on Schedule 3.10, since December 31, 1997 (i) there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the business, assets, results of operations, condition (financial or otherwise), or prospects of the Business or the ownership or operation of the Assets or any material portion thereof; (ii) the Business has been conducted only in the ordinary course consistent with past practice; (iii) Seller has not, in respect of the Business, incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) Seller has not suffered any material loss, damage, destruction, or other casualty to any of the Assets (whether or not covered by insurance); and (v) Seller has not, in respect of the Business, taken any of the actions set forth in Section 5.2 except as permitted thereunder.

       3.11 Tax Matters. Except as disclosed on Schedule 3.11, Seller has (and as of the Closing Date will have) (i) duly filed all federal, state, local, and foreign Tax Returns required to be filed by or with respect to it with the IRS or other applicable Taxing authority, (ii) paid, or adequately reserved against in the Financial Statements, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside as disclosed on Schedule 3.11, and (iii) made all deposits required with respect to Taxes. There is and has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any Tax Returns relating to the Assets or the operation of the Business. No waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter relating to the Assets or the operation of the Business has been given by or requested from Seller. Seller has not filed a consent under Section 341(f) of the Code.

       3.12 Compliance With Laws. Except as disclosed on Schedule 3.12, Seller has complied in all material respects with all Applicable Laws relating to the ownership or operation of the Assets or the operation of the Business (including without limitation Applicable Laws relating to securities, properties, business products, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights), and Seller has not received any written notice, which has not been dismissed or otherwise disposed of, that Seller has not so complied. Except as disclosed on Schedule 3.12, Seller is not charged or, to the best knowledge of Seller, threatened with or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of the Assets or the operation of the Business.

       3.13 Legal Proceedings. There are no Proceedings pending or, to the best knowledge of Seller, threatened against or involving Seller relating to the Assets or the operation of the Business, except (i) as disclosed on
Schedule 3.13, (ii) for any Proceedings that pertain to routine claims by persons other than Governmental Entities that are covered by insurance (subject to applicable insurance deductibles), and (iii) for minor product warranty claims arising in the usual and ordinary course of the Business for repair of products manufactured or sold by Seller which in the aggregate may be satisfied at nominal cost to Seller. Except as disclosed on Schedule 3.13, any and all potential liability of Seller under such Proceedings is adequately covered (except for standard deductible amounts) by the existing insurance maintained by Seller described in Section 3.27. No judgment, order, writ, injunction, or decree of any Governmental Entity has been issued or entered against Seller or any of its affiliates which continues to be in effect with respect to or affecting the Assets or the operation of the Business. Neither Seller nor any of its affiliates is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to have a Material Adverse Effect or which is reasonably likely to result in a material adverse change in the Assumed Liabilities. There are no Proceedings pending or, to the best knowledge of Seller, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

       3.14 Sufficiency and Condition of Assets. The Assets (i) constitute all the assets and properties used or held for use in connection with the operation of the Business and (ii) except for contemplated additions of inventory in the ordinary course of the Business, constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Business as currently conducted and as presently proposed to be conducted. All the Assets are (i) in the case of tangible assets and properties, in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (ii) suitable for the purposes used, and (iii) adequate and sufficient for the normal operation of the Business, as presently conducted. Seller owns or has a valid leasehold interest in, or otherwise has a valid right to use, all the Assets. To the best knowledge of Seller, the Assets and their uses conform to all Applicable Laws.

       3.15  Real Property.

       (a) The Real Property is all the real property owned by Seller and used or held for use in connection with the operation of the Business. There are no persons (other than Seller) in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers, nor does any person (other than Seller) have a lease, tenancy, or other right of occupancy or use of any portion of the Real Property. The Real Property has full and free access to and from public highways, streets, and roads, and Seller has no knowledge of any pending or threatened Proceeding or any other fact or condition which would limit or result in the termination of such access. There exists no Proceeding or court order, or building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or, to the best of Seller's knowledge, public limitation, which might in any way impede or adversely affect the continued use of the Real Property by Seller in the manner it is currently used.

       (b) All buildings, improvements, and fixtures situated on the Real Property conform to all Applicable Laws. All the Real Property is zoned for the various purposes for which such Real Property is being used, and there exists no pending or, to the best knowledge of Seller, threatened Proceeding which might adversely affect the validity of such zoning.

       (c) The Real Property is connected to and serviced by water, sewage disposal, gas, telephone, and electric facilities which are adequate for the current use of the Real Property and, to the best knowledge of Seller, are in compliance with all Applicable Laws. All public utilities required for the operation of the Real Property enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements, and all utility lines and mains located on the Real Property have been properly dedicated to, and are serviced and maintained by, the appropriate public or quasi-public entity.

       (d) The buildings, improvements, and fixtures situated on the Real Property are in good condition and repair (excepting ordinary wear and tear and minor maintenance and repair problems which would normally be associated with such assets when used in connection with the operation of the Business), free of any latent or patent structural defects.

       (e) Neither the whole nor any part of the Real Property is subject to any pending Proceeding for condemnation or other taking by any Governmental Entity, and, to the best knowledge of Seller, no such condemnation or other taking is contemplated or threatened.

       (f) There are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, occupancy, ownership, use, or operation of the Real Property, or the buildings, improvements, or fixtures situated thereon, or the business operated thereon, which could give rise to any mechanic's or materialmen's or other statutory lien against the Real

Property, or the buildings, improvements, or fixtures situated thereon, or any part thereof, or for which Seller will be responsible, except for ad valorem taxes not yet due and payable.

       (g) To the best of Seller's knowledge, the Real Property is not within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act of 1973, except a portion of the Real Property is within an area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act, as reflected on the survey of the Real Property by James M. Grant of Ralph Harris Surveyors, Inc. dated April 16, 1998.

       (h) Seller has delivered or made available to Buyer accurate and complete copies of all title insurance policies, title reports, other title documents, surveys, certificates of occupancy, and Permits in the possession of Seller relating to the Real Property or the buildings, improvements, or fixtures situated thereon.

       (i) Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code.

       3.16 Tangible Personal Property. Set forth on Schedule 3.16 is a list, as of the dates indicated on such schedule, of all furniture, equipment, machinery, computer hardware, materials, motor vehicles, rolling stock, apparatus, tools, implements, appliances, and other tangible personal property (other than spare parts, supplies, and inventories) owned or leased by Seller and used or held for use in connection with the operation of the Business, except for items having a value individually of less than $1,000 which do not, in the aggregate, have a value exceeding $10,000. Except as set forth on
Schedule 3.16, the motor vehicles and rolling stock owned or leased by Seller and used in connection with the operation of the Business are utilized solely for the transportation by Seller, for its own account and not for the account of others, of inventories, supplies, and other items relating to the operation of the Business, and such activities do not require the obtainment of any Permit.

       3.17 Leased Property. Set forth on Schedule 3.17 is a list of all leases under which Seller is the lessee or lessor of real or personal property used or held for use in connection with the operation of the Business. Seller has good and valid leasehold interests in all such properties held by it under lease. Seller has been in peaceable possession (or remedied any claims relating thereto) of the property covered by each such lease since the commencement of the original term of such lease where Seller is the lessee. To the best of Seller's knowledge, with respect to leases where the Seller is the lessor, the lessee under such lease has been in peaceable possession (or remedied any claims relating thereto) of the property covered by each such lease since the commencement of the original term of such lease. No waiver, indulgence, or postponement of Seller's obligations under any such lease has been granted by the lessor or the lessee, or of the lessor's or lessee's obligations thereunder by Seller. Seller is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by Seller under, any of such leases, and Seller has not received any notice from, or given any notice to, any lessor or lessee indicating that Seller or such lessor or lessee is in breach of or in default under any of such leases. To the best knowledge of Seller, none of the lessors or lessees under any of such leases is in breach thereof or in default thereunder.

       3.18 Inventory. Except as set forth in Schedule 3.18, all inventory of equipment, parts and supplies included in the Assets is in good condition and is merchantable, or suitable and usable for sale in the ordinary course of the Business as first quality goods at normal mark-ups. No material part of such inventory is obsolete, discontinued, returned, damaged, overage, or of below standard quality or merchantability, except for items that have been written down to realizable market value. Each item of such inventory is reflected in Seller's books and records on the basis of a complete physical count and is valued at the lower of cost, on a first-in, first-out basis, or market in accordance with GAAP. The present quantity of such inventory is sufficient to serve adequately the customers of the Business in the ordinary course. Seller also maintains sufficient inventories of spare and replacement parts to meet any repair and replacement obligations in the ordinary course of the Business, under applicable warranties or otherwise. This Section 3.18 is qualified in its entirety by the matters set forth in Schedule 3.18 hereto.

       3.19 Receivables. All receivables of Seller generated by the Business as reflected on the Latest Balance Sheet or arising since the date thereof are valid obligations of the respective makers thereof, have arisen in the ordinary course of the Business for goods or services delivered or rendered, are not subject to any valid defenses, counterclaims, or set offs, and have been collected or are collectible in full at their recorded amounts in the ordinary course of the Business without resort to litigation or other extraordinary collection efforts, net of all cash discounts and doubtful accounts as reflected on the Latest Balance Sheet (in the case of receivables so reflected) or on the books of Seller (in the case of receivables arising since the date thereof). Seller will not be deemed to be in breach of the foregoing representations with any receivable to the extent Seller has purchased such receivable pursuant to Section 6.7 below.

       3.20 Intellectual Property. Except for the trademarks, service marks, and trade names set forth on Schedule 3.20, Seller does not own, hold, use, or have pending any Intellectual Property in connection with the operation of the Assets or the Business. Seller owns or has rights to use all trademarks, service marks, and trade names, free from burdensome restrictions, that are necessary for the operation of the Assets and the Business as presently operated. Seller has not received any written notice or claim of any infringement, violation, misuse, or misappropriation by Seller in connection with the operation of the Assets or the Business of any Intellectual Property owned or purported to be owned by any other person.

       3.21 Permits. Set forth on Schedule 3.21 is a list of all Permits held by Seller which relate to the Assets or the Business. Such Permits constitute all the Permits necessary or required for the ownership and operation of the Assets and the conduct of the Business. Each of such Permits is in full force and effect, Seller is in compliance with all its obligations with respect thereto, and, to the best knowledge of Seller, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof. Except as disclosed on Schedule 3.21, no notice has been issued by any Governmental Entity and no Proceeding is pending or, to the best knowledge of Seller, threatened with respect to any alleged failure by Seller to have any Permit.

       3.22 Agreements. All material agreements, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, for purposes of this Section, "agreements") to which Seller is a party or by which Seller is otherwise bound, regardless of amount or subject matter, that relate to the Assets or the Business are listed on Schedules 1.1(n), 1.1(o), 1.1(q), and 1.5(a). Seller has delivered or made available to Buyer accurate and complete copies of the agreements listed on such Schedules. Each of such agreements is a valid and binding agreement of the parties thereto, enforceable against them in accordance with its terms. No breach or default exists with respect to any of such agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default.

       3.23 ERISA. During the past five years, neither Seller nor any of its affiliates have made or been required to make contributions to any "multiemployer plan", as defined in Section 3(37) of ERISA. Seller and all the affiliates of Seller have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the Assets. For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code.

       3.24  Environmental Matters.

       (a) Except as set forth in Schedule 3.24, to the best knowledge of Seller and the Shareholders, Seller has not violated and is not in violation of any Applicable Environmental Laws (as defined below) in connection with the ownership or operation of the Assets or the operation of the Business.

       (b) Seller is not subject to any existing, pending, or, to the best knowledge of Seller and the Shareholders, threatened Proceeding under, or to any remedial obligations under, any Applicable Environmental Laws in connection with the ownership or operation of the Assets or the operation of the Business.


       (c) To the best knowledge of Seller and the Shareholders, all Permits, if any, required to be obtained by Seller under any Applicable Environmental Laws in connection with the ownership or operation of the Assets or the operation of the Business have been duly obtained and are in full force and effect, and Seller is in compliance in all respects with the terms and conditions of all such Permits.

       (d) Except as set forth in Schedule 3.24, to the best knowledge of Seller and the Shareholders, no hazardous materials (as defined below) have been treated, stored, disposed, or released on, from, or to any of the Assets under conditions that require remediation under Applicable Environmental Laws. To the best knowledge of Seller and the Shareholders, no asbestos, material containing asbestos that is or may become friable, or material containing asbestos deemed hazardous by Applicable Environmental Laws, has been installed in any of the Assets, but Seller has made no investigation or test to determine the presence of absence of asbestos and, given the age of Seller's facilities, there may be some present.

       (e) Seller has previously disclosed to Buyer all material information in its possession or known by it relating to any potential loss, damage, or expense (whether arising under any Applicable Environmental Laws or any actual or alleged contractual obligations of Seller or based on any actual or alleged injury to any person, including employees of Seller, or property) that may be incurred arising from (i) the actual or alleged treatment, production, manufacture or incorporation into any product, recycling, storage, disposal, or release into the environment of any hazardous material by or on behalf of Seller or (ii) the generation, treatment, storage, disposal, release, transportation, or removal of any hazardous material by Seller.

       (f) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to health, safety, or the environment in effect (currently or hereafter) in any and all jurisdictions in which the Assets are located or in which Seller has conducted operations of the Business, including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas, and natural gas liquids.

       (g) The representations and warranties contained in this Section would continue to be true and correct following disclosure to the applicable Governmental Entities of all relevant facts, conditions, and circumstances, if any, pertaining to the Assets. However, in the absence of any inaccuracy in or breach of the express representations and warranties contained in this Section 3.24, Seller has no liability to the Buyer Group (defined in Section 10.2) if any remediation is required to the Real Property (including the improvements thereon) under Applicable Environmental Laws, or if the Real Property (including the improvements thereon) does not comply with Applicable Environmental Laws.

       3.25  Labor Relations.

       (a) Except as disclosed on Schedule 3.25, (i) there are no collective bargaining agreements or other labor union contracts applicable to any employees of the Business to or by which Seller is a party or is bound, no such agreement or contract has been requested by any employee or group of employees of the Business, and no discussions have occurred with respect thereto by management of Seller with any such employees; (ii) no employees of the Business are represented by any labor organization, collective bargaining representative, or group of employees; (iii) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees of the Business; (iv) Seller is not aware of or involved with any representational campaign or other organizing activities by any union or other organization or group seeking to become the collective bargaining representative of any of the employees of the Business; (v) Seller is not obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees representing employees of the Business; and (vi) Seller is not aware of any strikes, work stoppages, work slowdowns, or lockouts or any threats thereof by or with respect to any employees of the Business, and since _________________, there have been no labor disputes, strikes, work stoppages, work slowdowns, lockouts, or similar matters involving any such employees.

       (b) To the best of Seller's knowledge, Seller is in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of the employees of the Business and has no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any thereof. Seller is not, in respect of the Business or the employees thereof, engaged in any unfair labor practices or unlawful employment practices. There is no pending or, to the best knowledge of Seller, threatened Proceeding against or involving Seller by or before, and Seller is not subject to any judgment, order, writ, injunction, or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Entity in connection with any current, former, or prospective employee of the Business.

       (c) Seller believes that its relations with the employees of the Business are satisfactory.

       3.26 Employees. Set forth on Schedule 3.26 is a list of the name, social security number, and dates of employment by Seller of each employee of the Business as of January 1, 1998, together with the position of each such employee and the total amounts of salary, bonuses, and other compensation paid or payable by Seller to each such employee for the current fiscal year and the immediately preceding fiscal year.

       3.27 Insurance. Seller maintains with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to the Assets and the Business against such casualties and contingencies of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by Seller. During the past three years, no application by Seller for insurance with respect to any of the Assets or operations of the Business has been denied for any reason.

       3.28 Financial Requirements. Set forth on Schedule 3.28 is a list and summary description of all bonds, deposits, financial assurance requirements, and insurance coverage required to be submitted to Governmental Entities for the continued ownership and operation of the Assets and the operation of the Business.

       3.29 Powers of Attorney. Except as disclosed on Schedule 3.29, Seller has not granted to any person, and there is not currently existing, any power of attorney of any type pertaining to the Assets or the Business.

       3.30 Books and Records. All the books and records of Seller relating to the Assets or the Business, including all personnel files, employee data, and other materials relating to employees of the Business, are substantially complete and correct in all material respects, have been in all material respects maintained in accordance with good business practice and all Applicable Laws, and, in the case of the books of account, have been prepared and maintained in accordance with GAAP consistently applied, except that Seller's interim financial statements do not reflect accruals for vacation, sick leave and employment benefit plan contributions. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, revenues, expenses, assets, and liabilities of Seller with respect to the Business.

       3.31 Illegal Payments. To the best knowledge of Seller, none of Seller or any director, officer, employee, or agent of Seller has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the Assets or the Business, which Seller or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any Applicable Law.

       3.32 Investment Intent. Subject to the provisions of Section 3.34, Seller is acquiring the Buyer Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission under the Securities Act covering the Buyer Shares or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the Buyer Shares Seller is not offering or selling, and will not offer or sell, for Buyer in connection with any distribution of the Buyer Shares, and Seller does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

       3.33 Investment Experience. Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Buyer Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer Shares. Seller represents that it has not been organized for the purpose of acquiring the Buyer Shares. Seller is an "accredited investor" as such term is defined in Regulation D under the Securities Act. Nothing in this Section
3.33 relieves Buyer from liability with respect to the Buyer's representations and warranties, including, without limitation, those contained in Section 4.7 below.

       3.34 Restricted Securities. Seller understands that the Buyer Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Buyer Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Buyer Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of Buyer (or a notation may be made in the appropriate records of Buyer) in connection with the

Buyer Shares. However, Seller contemplates that it will, prior to December 31, 1998 liquidate and distribute its assets, including the Buyer Shares, to the Shareholders. Subject to compliance with applicable securities laws, Buyer agrees to honor a transfer of the Buyer Shares to the Shareholders when the certificates representing the Buyer Shares are presented to Buyer, properly endorsed for transfer to the Shareholders. Shareholders understand that, notwithstanding any such transfer, the Buyer Shares will remain restricted securities under Rule 144 for the period of time provided in that rule, and that their certificates will contain the legend set forth in Section 3.35.

       3.35 Legend. It is agreed and understood by Seller that the certificates representing the Buyer Shares shall each conspicuously set forth on the face or back thereof, in addition to any legends required by Applicable Law or other agreement, a legend in substantially the following form:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

       3.36 Brokerage Fees. Neither Seller nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby.

       3.37 Representations and Warranties on Closing Date. The representations and warranties made in this Article III will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller that:

       4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Buyer are pending.

       4.2 Authority Relative to This Agreement. Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each Ancillary Document executed or to be executed by Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

       4.3 Noncontravention. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Buyer, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound or any Permit held by Buyer, (iii) result in the creation or imposition of any Encumbrance upon the properties of Buyer, or (iv) assuming compliance with the matters referred to in Section 4.4, violate any Applicable Law binding upon Buyer.

       4.4 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable requirements of the Securities Act; (ii) compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable state securities laws; (iv) as set forth on Schedule 4.4; and (v) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

       4.5 Buyer Shares. The Buyer Shares to be issued by Buyer at the Closing have been duly authorized for such issuance and, when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of the Buyer Shares under this Agreement is not subject to any preemptive or similar rights.

       4.6 Brokerage Fees. Neither Buyer nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold harmless Seller from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Buyer or any of its affiliates.

       4.7 SEC Documents. Buyer has delivered to Seller a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC since December 31, 1997 (as such documents have since the time of their filing been amended, the "Buyer SEC Documents") which are all the documents that Buyer was required to file with the SEC since such date. As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared from and are in accordance with the books and records of Buyer and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, in each case in conformity with generally accepted accounting principles applied on a consistent basis during such periods.

       4.8 Representations and Warranties on Closing Date. The representations and warranties made in this Article IV will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

                                   ARTICLE V

                      CONDUCT OF BUSINESS PENDING CLOSING

       Seller and the Shareholders hereby covenant and agree with Buyer as follows:

       5.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the date hereof to the Closing, Seller (i) shall conduct the Business only in the ordinary course consistent with past practice and in compliance with all Applicable Laws; (ii) shall use its reasonable best efforts to preserve, maintain, and protect the Assets; and
(iii) shall use its reasonable best efforts to preserve intact the business organization of the Business, to keep available the services of the employees of the Business, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with the Business.

       5.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, Seller shall not, without the prior written consent of
Buyer:

              (a) make any material change in the ongoing operations of the Assets or the Business;

              (b) except in the ordinary course of the Business consistent with past practice, create, incur, guarantee, or assume any indebtedness for borrowed money in respect of the Business;

              (c) mortgage or pledge any of the Assets or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances;

              (d) (i) enter into, adopt, or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any employee of the Business; (ii) except for normal increases in the ordinary course of the Business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Seller, increase in any manner the compensation or fringe benefits of any employee of the Business; or
       (iii) pay to any employee of the Business any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

              (e) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets, other than inventories of finished goods sold, rented or leased in the ordinary course of the Business consistent with past practice;

              (f) make any capital expenditure or expenditures relating to the Business which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $1,000,000;

              (g) pay, discharge, or satisfy any claims, liabilities, or obligations relating to the Business (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of the Business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Latest Balance Sheet or incurred since the date thereof in the ordinary course of the Business consistent with past practice;

              (h) enter into any lease, contract, agreement, commitment, arrangement, or transaction relating to the Business, except in the ordinary course of the Business consistent with past practice;

              (i) amend, modify, or change any existing lease, contract, or agreement relating to the Business, other than in the ordinary course of the Business consistent with past practice;

              (j) waive, release, grant, or transfer any rights of value relating to the Business, other than in the ordinary course of the Business consistent with past practice;

              (k)  lay off any employees of the Business;

              (l) accelerate collection of any notes or accounts receivable generated by the Business;

              (m) delay payment of any account payable or other liability of Seller relating to the Business beyond its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

              (n) allow the levels of raw materials, work-in-process, finished goods, supplies, and other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained by Seller in the ordinary course of the Business consistent with past practice;

              (o) permit any current insurance or reinsurance policies to be canceled or terminated or any of the coverages thereunder to lapse if such policy covers Assets or insures risks, contingencies, or liabilities of the Business, unless simultaneously with such cancellation, termination, or lapse, replacement policies providing coverage equal to or greater than the coverage canceled, terminated, or lapsed are in full force and effect and written copies thereof have been provided to Buyer;

              (p) change any of the accounting principles or practices used by it relating to the Business;

              (q) take any action which would or might make any of the representations or warranties of Seller contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied; or

              (r) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

       6.1 Access to Information. Between the date hereof and the Closing, Seller (i) shall give Buyer and its authorized representatives reasonable access to all employees, all plants, offices, warehouses, and other facilities, and all books and records, including work papers and other materials prepared by Seller's independent public accountants, of Seller relating to the Assets or the Business, (ii) shall permit Buyer and its authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause Seller's officers to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Assets and the Business as Buyer may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of Seller contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that Seller shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Seller or its affiliates or representatives.

       6.2 Third Party Consents. Seller shall use its reasonable best efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Entities) that are necessary, required, or deemed by Buyer to be desirable to enable Seller to transfer the Assets to Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby.

       6.3 Employment Agreement. Andy Tewell ("Tewell") and Buyer shall enter into an employment agreement (the "Employment Agreement") at (and subject to the occurrence of) the Closing pursuant to which Buyer shall agree to employ Tewell for the period and on the terms set forth therein. The Employment Agreement shall be in substantially the form set forth as Exhibit 6.3.

       6.4 Noncompetition Agreement. Seller and Bell shall enter into a noncompetition agreement (the "Noncompetition Agreement") at Closing pursuant to which Bell and Seller shall agree to not compete with Buyer for the period and on the terms set forth therein. The Noncompetition Agreement shall be in substantially the form set forth as Exhibit 6.4.

       6.5  Employee and Employee Benefit Plan Matters.

       (a) Seller shall terminate the employment of all employees of the Business effective as of the Closing Date. Buyer may, but is not in any way obligated to, offer employment to some or all of the terminated employees upon such terms and conditions as Buyer shall in its sole discretion determine.

       (b) Buyer is not hereby, and at no time hereafter will be, adopting, accepting, or assuming any employee benefit plan or collective bargaining agreement of Seller relating to any of its employees or any other agreement, trust, plan, fund, or other arrangement of Seller that provides for employee benefits or perquisites (collectively, "Employment Arrangements"), and Buyer shall have no liability or obligation whatsoever under any Employment

Arrangement to Seller or to any employees of Seller, whether or not any of such employees are offered employment by or become employees of Buyer. Buyer is not obligated to replace any of the Employment Arrangements for any employees of Seller who become employees of Buyer, nor is Buyer obligated to provide such persons with any similar agreements, plans, or arrangements.

       (c) Seller will comply after the Closing Date with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code with respect to any employee or former employee of Seller (and any dependent or former dependent thereof) whose employment with Seller terminates in connection with Buyer's purchase of the Business and who are not are hired by Buyer immediately following the Closing.

       6.6  [Intentionally omitted.]

       6.7 Uncollected Receivables. If by September 30, 1998, Buyer has been unable (despite using commercially reasonable collection efforts) to collect the account receivables purchased by Buyer hereunder in full, if any, subject to the allowance for doubtful accounts as reflected on the Latest Balance Sheet, Buyer shall have the option to sell and, upon exercise of such option by Buyer, Seller shall have the obligation to buy, such uncollected receivables, for cash, at the aggregate face value thereof less an amount equal to the allowance for doubtful accounts as reflected on the Latest Balance Sheet. Seller shall be obligated to consummate such repurchase within ten days after written notice from Buyer of Buyer's election to require such repurchase.

       6.8 Insurance. As of the Closing, Seller shall cease to be covered with respect to any occurrence after the Closing under the insurance policies obtained and maintained by Seller covering the business, property, and employees of Seller. All such occurrences prior to the Closing which are insured under such policies shall continue to be so insured, and Buyer shall be entitled to the benefits thereof to the limited extent necessary to hold Buyer harmless from such occurrences and any remaining benefits thereof shall be paid to the benefit of Seller. At Buyer's request, Seller shall make copies of such policies available to Buyer for inspection and shall assist Buyer in determining whether any claim or loss is covered by such policies of insurance. Following the Closing, Buyer shall give to Seller prompt notice of the assertion by any person of any claim against Seller which might be subject to the insurance coverage described in this Section. Buyer shall cooperate with Seller and any applicable insurance carrier in any investigation by Seller or any applicable insurance carrier of any such claim and shall give to Seller and any applicable insurance carrier reasonable access to the books, records, and personnel formerly of Seller to the extent reasonably necessary to enable Seller and any applicable insurance carrier to investigate such claim.

       6.9 Public Announcements. Except as may be required by Applicable Law or the National Association of Securities Dealers, Inc., neither Buyer nor Seller shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld). Any such press release or public statement required by Applicable Law or by the National Association of Securities Dealers, Inc. shall only be made after reasonable notice to the other party.

       6.10 Notice of Litigation. Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii) Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller and which affects this Agreement or the transactions contemplated hereby and any Proceeding which is commenced or threatened against Seller or which relates to or affects the Assets or the Business.

       6.11 Change of Corporate Name. Within ten (10) days following the Closing, Seller shall change its corporate name so that it does not contain the words "Central Texas Equipment Co." or any derivatives thereof. Neither Seller nor any corporation, partnership, venture, or other entity controlled directly or indirectly by Seller shall have any name containing the initials the words "Central Texas Equipment Co." or any derivatives thereof after such change has been made. Seller shall provide Buyer with evidence of the change in Seller's corporate name required by this Section within ten (10) days after such change has been made.

       6.12 Notification of Certain Matters. Seller shall give prompt notice to Buyer of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate at or prior to the Closing,
(ii) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder, and (iii) any notice or other communication from any person alleging that the consent or approval of such person is or may be required in connection with the transactions contemplated by this Agreement (other than those consents and approvals indicated as required on Schedule 3.4). Buyer shall give prompt notice to Seller of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article IV to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder. The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles VII and VIII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       6.13  Access to Records After Closing.

       (a) For a period of six (6) years from and after the Closing Date, Seller and its representatives shall have reasonable access to inspect and copy all books and records relating to the Assets or the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Assets or the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section.

       (b) For a period of six (6) years from and after the Closing Date, Buyer and its representatives shall have reasonable access to inspect and copy all books and records relating to the Assets or the Business which Seller or any of its affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its affiliates upon receipt of reasonable advance notice and during normal business hours. If Seller or any of its affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section.

       (c) Nothing contained in this Section shall require Buyer or Seller to retain any books or records longer than such books or records would otherwise have been retained in the ordinary course of business but for the transactions contemplated by this Agreement.

       6.14 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

       6.15  Taxes; Other Charges.

       (a) All sales and use Taxes resulting from the consummation of the transactions contemplated hereby shall be borne by Seller, and the parties shall cooperate in obtaining all exemptions from such Taxes. All other registration, transfer, recording, and deed and stamp Taxes and fees incurred in connection with the consummation of the transactions contemplated hereby shall be borne by Buyer. The party designated for the payment of the foregoing Taxes shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.

       (b) The Closing Statement will include amounts of accrued real and personal property ad valorum taxes on the Assets as of the Closing Date, which (together with ad valorum taxes accruing after the Closing Date) are assumed by Buyer and Buyer agrees to pay before the same become delinquent. There will be no subsequent adjustment if the amount of ad valorum taxes actually levied for 1998 is different form the amount in the Closing Statement as finally determined under Section 1.5(b).

       (c) All utility and other service charges and prepaid rentals relating to the Assets shall be prorated as between Seller and Buyer as of the Closing Date.

       6.16 Agreement Regarding Current Public Information. During the one year period immediately following the Closing Date, Buyer agrees to comply with the current public information requirement of Rule 144(e) promulgated under the Securities Act.

       6.17 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation, subject to the provisions of Section 10.1.

                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLER

       The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

       7.1 Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date, except to the extent that any such representation or warranty shall have been true and correct as of such specified date.

       7.2 Covenants and Agreements Performed. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

       7.3 Certificate. Seller shall have received a certificate executed by the president or any vice president-finance of Buyer, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in this Article VII have been fulfilled.

       7.4 Opinion of Counsel. Seller shall have received an opinion of Thompson & Knight, P.C., legal counsel to Buyer, dated the Closing Date, with respect to such matters as may be reasonably requested by Seller.

       7.5 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

       7.6 Other Documents. Seller shall have received the certificates, instruments, documents and other items listed below:

              (a)  the Cash Portion of the Purchase Price in accordance with
       Section 1.4 above.

              (b) Stock certificates in definitive form representing the Buyer Shares to be delivered to Seller pursuant to Section 1.4, registered in the name of Seller and duly executed by Buyer, as follows: (i) one certificate representing 52.104% of the Buyer

       Shares, (ii) three certificates, each representing 8.234% of the Buyer Shares, and (iii) two certificates, each representing 11.597% of the Buyer Shares. Seller agrees that Buyer may deliver of the foregoing certificates after the Closing, but no later than May 15, 1998, and in the event Seller fails to deliver such certificates, Seller shall be entitled to cash in an amount equal to $2,635,306 in lieu of such certificates as payment of the balance of the Purchase Price payable hereunder.

              (c) Such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

       7.7 Release of Seller and Shareholders and Payment of Notes. Buyer shall pay the notes payable to Bell and O.C. Crow, Jr. in full; provided, however, Buyer shall have the right to assume the notes payable to Bell, in which event Buyer shall have the option to prepay, and Bell shall have the right to require Buyer to prepay, such notes upon 30 days prior notice to the other. Seller and Shareholders must have been released from any personal or corporate liability under any of the promissory notes assumed by Buyer within 30 days after the Closing Date.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF BUYER

       The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

       8.1 Representations and Warranties True. All the representations and warranties of Seller and the Shareholders contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

       8.2 Covenants and Agreements Performed. Seller and the Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

       8.3 Certificate. Buyer shall have received a certificate executed by the president or any vice president-finance of Seller, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in this Article VIII have been fulfilled.

       8.4 Opinion of Counsel. Buyer shall have received an opinion of Sneed, Vine & Perry, legal counsel to Seller, dated the Closing Date, with respect to such matters as may be reasonably requested by Buyer.

       8.5 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

       8.6 Consents. All consents and approvals of all persons necessary for the consummation of the transactions contemplated hereby under any lease, contract, agreement, or other instrument or obligation of Seller, or any Applicable Law shall have been received and delivered to Buyer.

       8.7 No Material Adverse Change. Since the date of the Latest Balance Sheet, there shall not have been any material adverse change in the business, assets, results of operations, condition (financial or otherwise), or prospects of the Business or the ownership or operation of the Assets or any material portion thereof.

       8.8 Employment Agreement. Tewell shall have entered into the Employment Agreement with Buyer.

       8.9 Due Diligence. The due diligence conducted by Buyer and its representatives in connection with the proposed transactions contemplated hereby shall not have caused Buyer or its representatives to become aware of any facts relating to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Business or the Assets which, in the good faith judgment of Buyer, make it inadvisable for Buyer to proceed with the consummation of the transactions contemplated hereby.

       8.10 Other Documents. Buyer shall have received the certificates, instruments, documents and other items listed below:

              (a) The instruments of conveyance contemplated by Section 1.3, in form and substance reasonably satisfactory to Buyer.

              (b) Executed copies of all consents and approvals of third parties required to be obtained by or on the part of Seller for the consummation of the transactions contemplated hereby.

              (c) All books and records of Seller relating to the Assets or the operation of the Business.

              (d) A copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery, and performance by Seller of this Agreement, certified by the secretary or an assistant secretary of Seller.

              (e) At Buyer's expense, lien search reports, each dated not more than ten (10) days prior to the Closing Date, showing that no financing statements or other liens (or notices with respect to liens) affecting the Assets or any thereof naming Seller, any of its subsidiaries, or the Business as debtor are on file in the Uniform Commercial Code or other relevant records of the office of the Secretary of State of Texas or the county clerk's office of Travis County, Texas.

              (f) Such other certificates, instruments, and documents as may be reasonably requested by Buyer to carry out the intent and purposes of this Agreement.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT, AND WAIVER

       9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

              (a)  by mutual written consent of Seller and Buyer; or

              (b)  by either Seller or Buyer, if:

                     (i) the Closing shall not have occurred on or before May 15, 1998, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

                     (ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

              (c) by Seller, if (i) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in any respect, or (ii) Buyer shall have failed to fulfill in any of its obligations under this Agreement, and, in the case of each of clauses
       (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within thirty (30) days of actual knowledge thereof by Buyer; or

              (d) by Buyer, if (i) any of the representations and warranties of Seller or the Shareholders contained in this Agreement shall not be true and correct in any respect, when made or at any time prior to the Closing as if made at and as of such time, or (ii) Seller or any Shareholders shall have failed to fulfill in any respect any of its obligations under this Agreement, and, in the case of each of clauses
       (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within thirty (30) days of actual knowledge thereof by Seller or any Shareholder.

       9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Seller or Buyer, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Article X and Sections 6.9, 6.14, 12.1, 12.4 and 12.5 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

       9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

       9.4 Waiver. Each of Seller and Buyer may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

       9.5 Remedies Not Exclusive. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant, or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                                   ARTICLE X

                          SURVIVAL OF REPRESENTATIONS;
                                INDEMNIFICATION

       10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto and the related indemnity provisions shall survive the Closing and for the two year period thereafter, regardless of any investigation made by or on behalf of any party.

       10.2 Indemnification by Seller and Shareholder. Subject to the terms and conditions of this Article X, Seller and the Shareholders each jointly and severally shall indemnify, defend, and hold harmless Buyer, the subsidiaries and parent corporations of Buyer, each director, officer, employee, and agent of Buyer or any of its subsidiaries or parent corporations, and each affiliate of Buyer and its subsidiaries and parent corporations, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Buyer Group"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever, whether actual or consequential (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from any of the following:

              (a) any inaccuracy in or breach of any representation or warranty of Seller or any Shareholder contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

              (b) any breach by Seller or any Shareholder of any of its or his covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

              (c) except as set forth in Section 3.24(g), any liability or obligation of Seller or its affiliates (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller or any Shareholder, and whether due or to become due), other than the Assumed Liabilities;

              (d) except as set forth in Section 3.24(g), the ownership, management, or use of the Assets or the Business prior to the Closing Date; or

              (e) any products or equipment distributed, sold or leased by Seller in connection with the Business on or prior to the Closing Date.

       10.3 Indemnification by Buyer. Subject to the terms and conditions of this Article X, Buyer shall indemnify, defend, and hold harmless each Shareholder, Seller, each director, officer, employee, and agent of Seller, and each affiliate of Seller, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Seller Group"), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from any of the following:

              (a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

              (b) any breach by Buyer of any of its covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

              (c)  the Assumed Liabilities;

              (d) the ownership, management, or use by Buyer of the Assets from and after the Closing Date, except to the extent Buyer is indemnified by Seller with respect to such matters pursuant to Section 10.2; and

              (e) any products or equipment leased, distributed or sold by Buyer from and after the Closing Date, except to the extent Buyer is indemnified by Seller with respect to such matters pursuant to Section 10.2.

       10.4 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

       10.5 Basket. Notwithstanding the foregoing, neither party is liable to the other party for a breach of a representation or warranty until the amount of the indemnified party's Damages exceeds $25,000, but if such Damages exceed $25,000, then the indemnifying party is liable for all of the Damages.

                                   ARTICLE XI

                              REGISTRATION RIGHTS

       11.1 Right to Participate in Registration. If, at any time prior to the first anniversary date of the Closing date, Buyer proposes to register shares of Common Stock under the Securities Act, on Form S-1, S-2, or S-3 (or any form which replaces or is substantially similar to such form), the Company shall give notice of such proposed registration to Seller. Subject to the terms and provisions of this Article XI, upon the request of Seller made within

20 days after the giving of such notice by Buyer, Buyer shall use its best efforts to cause all shares of Buyer Shares that have been acquired by Seller or the Shareholders pursuant hereto, which shares Seller shall have requested to be included in the proposed registration ("Registrable Shares"), to be included in such registration to the extent requisite to permit the sale or other disposition by Seller or the Shareholders of such Registrable Shares. In the event the offering to be conducted pursuant to the proposed registration is to be an underwritten public offering, the registration rights provided in this
Article XI shall be subject to the approval of the managing underwriter or underwriters of such offering, who shall determine the number of Registrable Shares, if any, that may be included in such registration without adversely affecting such offering; provided, however, Buyer agrees to use commercially reasonable efforts to cause all Registrable Shares that the Seller or the Shareholders desire to register to be included in such offering.

       11.2 Registration Procedures. If and whenever Buyer is required by the provisions of this Article XI to use its best efforts to cause Registrable Shares to be included in the registration of securities of Buyer under the Securities Act, Buyer will, as expeditiously as possible:

              (a) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") covering such Registrable Shares and use its best efforts to cause the Registration Statement to become effective and to remain effective for so long as may reasonably be necessary to complete the sale or other disposition of such Registrable Shares, provided that the Company shall not in any event be required to use its best efforts to maintain the effectiveness of the Registration Statement for a period in excess of [90] days;

              (b) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus contained therein as may be necessary to keep the Registration Statement effective, and comply with the provisions of the Securities Act, with respect to the sale or other disposition of the Registrable Shares whenever Seller or the Shareholders desire to sell or otherwise dispose of the same but only to the extent provided in this Section 11.2;

              (c) furnish to Seller or the Shareholders such numbers of copies of the Registration Statement, the prospectus contained therein (including each preliminary prospectus), and each amendment and supplement to the Registration Statement and such prospectus, in conformity with the requirements of the Securities Act, and such other documents, as Seller or the Shareholders may reasonably request in order to facilitate the sale or other disposition of the Registrable Shares;

              (d) use reasonable efforts to register or qualify the Registrable Shares for sale under the securities or blue sky laws of such jurisdictions as the Seller or the Shareholders may reasonably request, and do any and all other acts and things that may be necessary under such securities or blue sky laws to enable Seller to consummate the sale or other disposition of the Registrable Shares in such jurisdictions, provided that Buyer shall not in any event be required to register or qualify the Registrable Shares for sale under the securities or blue sky laws of more than the number of states in which

       Buyer is registering its own shares, and provided further, that Buyer shall not in any event be required to keep any such registration or qualification in effect after the expiration of the period during which Buyer maintains the effectiveness of the Registration Statement and shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to subject itself to taxation in any such jurisdiction; and

              (e) before filing the Registration Statement, any prospectus to be used in connection with the offering to be conducted pursuant to such registration, or any amendments or supplements to the Registration Statement or such prospectus with the Commission, furnish counsel to Seller or the Shareholders with copies of all such documents proposed to be filed.

       11.3 Required Information. Buyer shall not be required to use its best efforts to include any Registrable Shares in a proposed registration of its securities under the Securities Act unless and until (i) Seller and the Shareholders furnish to Buyer such information regarding Seller, the Shareholders and such Registrable Shares and the intended method of disposition of such Registrable Shares as Seller shall reasonably request in order to satisfy the requirements applicable to such registration, and (ii) in the event the offering to be conducted pursuant to such registration is to be an underwritten public offering, such Seller or the Shareholders agree to the terms of the underwriting agreed to between Buyer and the underwriter or underwriters of such offering and executes all documents reasonably required to effect such offering.

       11.4 Expenses of Registration. In the event of the inclusion pursuant to the provisions of this Article XI of Registrable Shares in a registration by Buyer of its securities under the Securities Act, Seller or the Shareholders' shall pay any federal and blue sky filing and registration or qualification fees solely attributable to Seller's or the Shareholders' Registrable Shares, any brokerage and underwriting discounts and commissions payable in respect of Registrable Shares sold on Seller's or the Shareholders' behalf, all fees and expenses of any attorneys and accountants employed by Seller, and any other costs directly incurred by Seller.

       11.5 Indemnification. In connection with any registration of Registrable Shares pursuant to the provisions of this Article XI, Buyer shall indemnify and hold harmless Seller and the Shareholders to the extent that companies generally indemnify and hold harmless underwriters in connection with public offerings under the Securities Act, and Seller and each Shareholder shall jointly and severally indemnify and hold harmless Buyer, each director and officer of Buyer, and each person who controls Buyer within the meaning of the Securities Act to the extent that selling shareholders generally indemnify and hold harmless issuers of securities in connection with public offerings under the Securities Act with respect to the written information provided by Seller for use by Buyer in the preparation of the Registration Statement. However, the liability of Seller and the Shareholders will not be joint and several, but will be pro rata based on the number of Registrable Shares included in the offering.

                                  ARTICLE XII

                                 MISCELLANEOUS

       12.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, or telefax, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

              If to Buyer:                 Crescent Operating, Inc.
                                           306 West 7th Street, Suite 1025
                                           Fort Worth, Texas 76102
                                           Attention: Jeffery Stevens
                                           Telefax: 817.339.1001

              If to Seller and             H.C. Bell
              the Shareholders:            127 E. Riverside Drive
                                           Austin, Texas 78704
                                           Telefax: 512.442.3051

              With a copy to               Sneed, Vine & Perry, P.C.
                                           901 Congress Avenue
                                           Austin, Texas 78701
                                           Telefax: 512.476.1825
                                           Attention: Sam Perry

       12.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

       12.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Buyer may assign to any wholly owned subsidiary of Buyer any of Buyer's rights, interests, or obligations hereunder, upon notice to Seller, provided that no such assignment shall relieve Buyer of its obligations hereunder, and Seller may transfer to Shares to the Shareholders. Except as provided in
Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

       12.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

       12.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

       12.6 Further Assurances. From time to time following the Closing, at the request of either party hereto and without further consideration, the other party hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

       12.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

       12.8 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

       12.9 References. All references in this Agreement to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes", and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit, or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit, or Annex to this Agreement. All Schedules, Exhibits, and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

       12.10 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

       12.11 Joint and Several Liability. Each of Seller and the Shareholders agree that they are jointly and severally liable for all representations, warranties, covenants, agreements, and indemnities of Seller and the Shareholders contained in this Agreement.

       12.12 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

       12.13 Disclosure. Any information expressly disclosed in any of the attached schedules is deemed disclosed on any other applicable schedule if and only to the extent that the express disclosure constitutes adequate disclosure for purposes of such other applicable schedule or schedules. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules in relation to a specifically identified representation or warranty), those in this Agreement shall control.

                                  ARTICLE XIII

                                  DEFINITIONS

       13.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

              "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, "control", when used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              "Ancillary Documents" means each agreement, instrument, and document (other than this Agreement) executed or to be executed by Seller, any Shareholder or Buyer in connection with the transactions contemplated by this Agreement.

              "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

              "Code" means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

              "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions, easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "GAAP" means generally accepted accounting principles in the United States of America applied on a basis consistent with preceding years throughout the periods involved.

              "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

              "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, inventions, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing.

              "IRS" means the Internal Revenue Service.

              "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

              "Permitted Encumbrances" means (a) Encumbrances created by Buyer,
       (b) the Encumbrances set forth on Schedule 13.1, (c) liens for Taxes not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (d) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the ordinary course of the Business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (e) such imperfections or irregularities of title, if any, as
       (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the normal operations of the Business; provided, however, that at the Closing "Permitted Encumbrances" shall not include any liens for Taxes or statutory liens filed of record against the Assets, and (f) any leases and rental agreements which Buyer assumes under Section 1.7.

              "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

              "Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

              "reasonable best efforts", "commercially reasonable efforts" or words of similar import, mean a party's reasonable best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

              "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

              "to the best knowledge" of a specified person (or similar references to a person's knowledge) means that the only information to be attributed to such person is information actually known to such person in the case of an individual or (b) in the case of a corporation or other entity, a current officer.

       13.2 Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in Section 13.1, the following terms are used in this Agreement as defined in the Sections, Articles or other references set forth opposite such terms:

         Defined Term                                           Reference
         ------------                                           ---------
Accountants                                                     Section 1.5
Agreement                                                       Preamble
Applicable Environmental Laws                                   Section 3.23
Assets                                                          Section 1.1
Assumed Liabilities                                             Section 1.7
Audited Financial Statements                                    Section 3.8
Bell                                                            Preamble
Business                                                        Preamble
Buyer                                                           Preamble
Buyer Group                                                     Section 10.2
Buyer Shares                                                    Section 1.4
Cash Portion of Purchase Price                                  Section 1.4
Closing                                                         Article II
Closing Date                                                    Article II
Closing Statement                                               Section 1.5
Commission                                                      Section 11.2
Current Market Price                                            Section 1.4
Damages                                                         Section 10.2
Employment Agreement                                            Section 6.3
Employment Arrangements                                         Section 6.4

Financial Statements                                            Section 3.8
hazardous material                                              Section 3.23
Latest Balance Sheet                                            Section 3.8
Leased Real Property                                            Section 1.1
Net Working Capital, Debt and Equipment                         Section 1.5
Noncompetition Agreement                                        Section 6.4
Owned Real Property                                             Section 1.1
Purchase Price                                                  Section 1.4
Real Property                                                   Section 1.1
Registrable Shares                                              Section 11.1
Registration Statement                                          Section 11.2
Seller                                                          Preamble
Seller Group                                                    Section 10.3
Shareholder                                                     Preamble
Tewell                                                          Section 6.3
transfer                                                        Section 1.1
Unaudited Financial Statements                                  Section 3.8


                           [Signature Page To Follow]

       IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.


                                           Central Texas Equipment Co.


                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------



                                           -------------------------------------
                                           H. C. Bell



                                           -------------------------------------
                                           John Sharkey



                                           -------------------------------------
                                           Carolyn Sharkey



                                           -------------------------------------
                                           Sara Sharkey



                                           -------------------------------------
                                           Max Rychlik



                                           -------------------------------------
                                           Andrew Tewell

                                           Crescent Operating, Inc.



                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------